                       EMPLOYMENT AGREEMENT



     This Employment Agreement (this "Agreement") is made and entered into effective as of the 6th day of February, 1996, by and between 3D Systems Corporation, a Delaware corporation (the "Company"), and Eugen J. Geyer ("Executive").

     1.   ENGAGEMENT AND DUTIES.

          (a) ENGAGEMENT. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an employee of the Company, with the title and designation of Corporate Vice President. Executive hereby accepts such engagement and employment.

          (b) POSITION. Executive shall be responsible for the oversight and management of 3D Systems Europe, a division of the Company, and shall in such position use his best efforts and abilities faithfully and diligently to promote the business interests of the Company, its subsidiaries and affiliates. Without limiting the generality of the foregoing, Executive shall serve as the Managing Director of and be responsible for the oversight and management of the Company's current European subsidiaries: 3D Systems GmbH (the "German Subsidiary"), 3D Systems Limited, and 3D Systems France SARL and any successor entities thereto and such other European subsidiaries or other affiliated entities as the Company may from time to time direct. Executive shall report directly to the Chief Executive Officer of the Company (the "CEO"), subject to the overall direction and supervision of the Board of Directors (the "Board") of the Company, and shall perform such other executive, managerial and administrative duties as are from time to time assigned to him by the CEO.

          (c) EXCLUSIVITY. Executive shall work exclusively for the Company and its subsidiaries and affiliates during the term of this Agreement, and Executive shall devote his full time, energies, skills, efforts and attention to his duties hereunder. Without limiting the foregoing, Executive shall not render services of any nature to or for any other person, firm or corporation or otherwise become involved in any other business venture during the term of this Agreement without the prior written consent of the Company, which consent may be withheld in the exercise of the Company's sole and absolute discretion. For so long as Executive is employed pursuant to the terms hereof, Employee shall not become financially interested in or associated with, directly or indirectly, any other person or entity engaged anywhere in the world in a business substantially similar to any business in which the Company or any of its affiliates may from time to time be engaged or intend to become engaged in; provided, that Executive may invest in the capital stock or other securities of any corporation whose stock or other securities are publicly owned or are regularly traded on any securities exchange or in the over-the-counter market, so long as Executive's ownership of such securities does not exceed 5% of the issued and outstanding securities of such entity and the aggregate value of Executive's holdings in any one such entity does not exceed $100,000. Executive covenants and agrees that if he ever engages in any such

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business, venture or activity in contravention of this Section 1(c) any gross profits, compensation, rents and other income or gain (computed without reduction for the value of the services performed by the Company, if any) derived by Executive in connection therewith shall be held by Executive for the benefit of the Company and the subsidiaries and affiliates thereof, and shall be remitted to the Company upon demand.

          (d) LOCATION. Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Darmstadt, Germany or at such other location or locations as the Company may from time to time designate.

     2. TERMINATION OF EMPLOYMENT. Executive's employment pursuant to this Agreement shall be on an at-will basis and commence on the date first set forth above. Executive's employment hereunder shall terminate and expire upon the earliest to occur of the following:

                      (i) 90 days following delivery to Executive of written notice of termination from the Company, which notice may be delivered regardless of the cause therefor, or without cause;

                     (ii) 90 days following delivery to the Company of written notice of termination from Executive, which notice may be delivered regardless of the cause therefor, or without cause;

                    (iii)     upon the death of Executive; or

                     (iv) upon delivery to Executive of written notice of termination by the Company "for important cause," by reason of: (1) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its subsidiaries and affiliates and their respective properties, assets or businesses or their respective stockholders, officers, directors or employees, (2) any act of Executive involving a material personal profit to Executive, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of the Company or any of its subsidiaries or affiliates; (3) Executive's consistent failure to perform his normal duties or any provision of this Agreement, in either case, as directed by the CEO or the Board; or
(4) conviction of (A) any crime or offense involving monies or other property of the Company, its subsidiaries or affiliates, its subsidiaries or affiliates, or (B) any crime or offense which relates to Executive's responsibilities for the Company (E.G., fraud, misappropriations, embezzlement or crimes of moral turpitude). If the 90 day notice period provided in subsections (i) or (ii) of this Section 2 results in Executive's employment hereunder being terminated prior to the final day of any calendar month, then that notice period shall be automatically extended to the end of the calendar month in which such notice period was originally scheduled to expire.

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

     3.   COMPENSATION.

          (a) ANNUAL BASE SALARY. During the term of this Agreement, the Company shall pay to Executive a base salary at an annual rate of DM 280,000 (the "Base Salary"); PROVIDED, HOWEVER, that during any period during the term of this Agreement that Executive is unable to perform his duties hereunder as a result of a physical or mental disability which extends beyond 7 days, Executive shall, in lieu of the Base Salary, receive an amount equal to the difference between (i) his then current Base Salary and (ii) the proceeds of any health and/or disability insurance received by Executive in connection with such disability. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times as the German Subsidiary pays base salaries to its employees. Executive's performance will be reviewed annually and, subject to the Board's absolute discretion, in connection therewith the Base Salary may be prospectively increased.

          (b) EXECUTIVE INCENTIVE COMPENSATION PLAN. During the term of this Agreement, Executive shall be eligible to participate in the Company's Executive Incentive Compensation Plan (the "Executive Plan"). During any fiscal year for which Executive remains continuously employed by the Company and meets the annual objectives established pursuant to the Executive Plan, Executive shall be entitled to receive incentive compensation equal to DM 82,500 ("Incentive Compensation"). In addition, in any fiscal year for which Executive remains continuously employed by the Company and exceeds the annual objectives established pursuant to the Executive Plan, Executive may be entitled to receive up to DM 53,625 in additional Incentive Compensation (the "Additional Incentive Compensation"), which Additional Incentive Compensation shall be awarded in the absolute discretion of the Board. Notwithstanding any provision of this Agreement to the contrary, regardless of whether Executive meets or exceeds the annual objectives established for him for the fiscal year ending December 31, 1996, if Executive remains employed by the Company under this Agreement for the period from the date of this Agreement through December 31, 1996, Executive shall be entitled to receive the Incentive Compensation of DM 82,500 for such fiscal year. Any amounts due to Executive as Incentive Compensation or Additional Incentive Compensation shall be paid in the manner provided in, and subject to the terms and conditions of, the Executive Plan. Executive's performance will be reviewed annually, and subject to the absolute discretion of the Board, the amounts of Incentive Compensation or Additional Incentive Compensation to which Executive may be eligible for any fiscal year subsequent to 1996 may be increased by the Board. The Company reserves the absolute right in its sole and exclusive discretion from time to time to amend, modify, curtail, discontinue or otherwise terminate the Executive Plan (each a "Change Event"), and Executive's rights to Incentive Compensation or Additional Incentive Compensation shall at all times be subject to such actions; provided, however, that if Executive meets the annual objectives established for the year in which a Change Event occurs and such Change Event would serve to diminish or eliminate the Incentive Compensation that Executive is entitled to receive, then regardless of the Change Event, Executive shall still be entitled to receive all earned Incentive Compensation and Additional Incentive Compensation for such year. Nothing contained in this Agreement shall, in any manner whatsoever, directly or indirectly, prevent, preclude or otherwise prohibit the Company from so amending, modifying curtailing,


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discontinuing or otherwise terminating the Executive Plan at any time
(whether during or after the term hereof).

          (c) VACATION. Executive shall be entitled each year to vacation benefits which are the same as the vacation benefits granted to the senior level employees of the German Subsidiary, PROVIDED, HOWEVER, that the timing of any vacation leave must be pre-approved by the CEO in the exercise of his absolute discretion.

          (d) AUTOMOBILE. During the term hereof, the Company shall provide Executive with the use of a leased automobile, the make and model of which shall be determined by mutual agreement of the Company and Executive; PROVIDED, HOWEVER, that the lease payments to be made by the Company shall not exceed DM 21,000 per annum. Upon presentment of verifiable invoices and other documentation as may be requested by the Company, the Company shall pay all reasonable maintenance and other reasonable expenses associated with the use of such automobile; PROVIDED, HOWEVER, that any taxes levied upon Executive's private use of the leased automobile shall be borne by Executive and shall not be reimbursed.

          (e)  RELOCATION EXPENSES.  Provided that Executive relocates his
principal residence to Darmstadt, Germany on or before February   , 1998 and
upon presentment of verifiable invoices and other documentation as may be requested by the Company, the Company will reimburse Executive for (a) his relocation expenses in connection with such relocation, up to a maximum of DM 15,000 and (b) the real estate brokerage commissions payable in connection with Executive's acquisition of such principal residence, up to a maximum of DM 60,000.

          (f) LEGAL AND TAX PLANNING. Upon presentment of verifiable invoices and other documentation as may be requested by the Company, the Company shall reimburse Executive for legal and tax consulting expenses associated with the review and negotiation of this Agreement, up to a maximum of DM 5,000.

          (g) EXPENSE REIMBURSEMENT. Upon presentment of verifiable invoices and other documentation as may be requested by the Company, and subject to the Company's expense policies applicable to similarly situated executives, the Company shall reimburse Executive for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement; PROVIDED, HOWEVER, that any taxes levied upon Executive in relations to the reimbursement of Executive's expenses shall be borne by Executive, and shall not be reimbursed.

          (h) OTHER BENEFITS. During the term of his employment hereunder, Executive shall be eligible to participate in the health, life and accident insurance and pension programs maintained by the German Subsidiary (the "Benefit Plans"); PROVIDED, HOWEVER, that nothing contained in this Agreement shall, in any manner whatsoever, directly or indirectly, require or obligate the Company or the German Subsidiary to adopt or implement, or to prevent, preclude or otherwise prohibit the Company or the German Subsidiary from amending, modifying, curtailing, discontinuing or otherwise terminating the Benefit Plans at any time (whether during or after the term hereof).

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          (i)  WITHHOLDING.  The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable income tax withholding, old-age and survivors' and other social security payments, disability and other mandatory insurance premiums and payments imposed by any nation, state or other governmental jurisdiction or entity having the right, power or authority to do so.

     4. STOCK OPTIONS. As soon as practicable following the execution and delivery of this Agreement, the Company shall use its best efforts to have the Compensation Committee of the Board grant to Executive an option (the "Option Rights") to purchase up to 50,000 shares of the Company's Common Stock (the "Option Shares"). The Option Rights shall be granted under the Company's 1989 Employee and Director Incentive Plan and shall be subject to the terms and conditions of the Company's standard Stock Option Agreement for Non-Qualified Stock Options (the "Option Agreement"). Except as expressly provided in the Option Agreement, the Option Shares shall vest in four equal annual installments commencing on the first anniversary of Executive's employment with the Company. The per share exercise price for the Option Shares shall equal the closing price of the Company's Common Stock on the date of the grant of the Option Rights. Unless sooner terminated pursuant to the terms of the Option Agreement, the Option Rights shall terminate on the tenth anniversary of the date of the grant of the Option Rights. Notwithstanding anything herein to the contrary, any taxes payable in connection with Executive's exercise of the Option Rights shall be borne by Executive, and shall not be reimbursed.

     5. INDEMNIFICATION. Concurrent with the execution and delivery of this Agreement, the Company and Executive shall have entered into an Indemnification Agreement, pursuant to which, INTER ALIA, the Company has agreed, on the terms and conditions therein set forth, to indemnify Executive against certain claims arising by reason of the fact that he is or was an officer or director of the Company.

     6. RIGHT TO INSURE. The Company shall have the right to secure in its own name, or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

     7. COMPENSATION UPON TERMINATION. Upon termination of this Agreement by either party, Executive shall receive all Base Salary earned through the date of termination. If Executive's employment is terminated by the Company pursuant to Section 2(i) hereof, Executive shall receive as severance eighteen months' Base Salary payable at the rate of Executive's Base Salary in effect on the date of his termination, which monies shall be paid with in 45 days of such termination (the "Severance Payment"); PROVIDED, HOWEVER, that Executive's receipt of the Severance Payment shall be conditioned upon Executive's execution and delivery of a release of all claims against the Company, its subsidiaries and affiliates, and their respective directors, officers and stockholders, which is in form and substance acceptable to the Company in the exercise of its absolute discretion. If Executive's employment hereunder should be terminated by

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the Company for any of the reasons set forth in Sections 2(iii) and 2(iv)
hereof or if Executive terminates this Agreement pursuant to Section 2(ii) hereof, Executive shall not be entitled to any severance pay, benefits continuance or other compensation not expressly set forth in the first sentence of this Section 7.

     8. CONFIDENTIALITY AND TRADE SECRETS. Executive shall not, at any time during the term of his employment hereunder and for a period of ten years thereafter, exploit, use for any purpose not specifically related to Executive's employment by the Company pursuant to the terms of this Agreement or disclose to any person (except as required by law after first notifying the Company and giving it an opportunity to object) any confidential information, including, but not limited to: price lists, pricing information, customer lists, customer names, financial information, inventions, trade secrets, know-how, unprinted or printed data, and related intangible property developed during or prior to the term of this Agreement, belonging to, used by, or developed by or for the benefit of the Company or any of its subsidiaries or affiliates (collectively "Trade Secrets"). For the purposes of this Agreement, the term "Trade Secrets" shall include all materials developed and/or produced by Executive in connection with his work for the Company.

     9. RETURN OF CORPORATE PROPERTY AND TRADE SECRETS. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings and/or documents then in his possession or custody belonging to or relating to the affairs of the Company or any of its subsidiaries or affiliates, or comprising or relating to the Trade Secrets. Executive shall not be entitled to exercise any retention or set-off rights with respect to such property, writings and/or documents.

     10. DISCOVERIES AND INVENTIONS. If Executive, while employed by the Company, makes, either solely or jointly with others, any discovery, improvement or invention which would pertain or relate in any way to the business, products, publications or processes of the Company and/or any of its subsidiaries or affiliates, such discovery, improvement or invention (whether or not of patent, copyright or trademark nature) shall be the exclusive property of the Company. Executive shall execute and deliver to the Company, without further compensation, any and all documents which the Company deems necessary or appropriate to prepare or prosecute applications for patents, copyrights, or trademarks upon such discovery, improvement or invention, for the purposes of assigning and transferring to the Company, Executive's entire right, title and interest in and to such discovery, improvement or invention, and patents, copyrights or trademarks therefor, and otherwise more fully and perfectly to evidence the Company's ownership thereof.

     11. COVENANTS OF EXECUTIVE. Executive acknowledges that he has read and executed the 3D Systems Corporation Policy Concerning Confidentiality and Trading in 3D Systems Corporation Stock (a copy of which is attached hereto as Annex "A"), and that the obligations thereunder constitute obligations of Executive under this Agreement.

     12. SOLICITATION OF CUSTOMERS AND EMPLOYEES. Without the prior written consent of the Company, during the term of Executive's employment hereunder and for a period of three years thereafter, Executive shall not directly or indirectly (i) solicit or encourage any employee

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or consultant of the Company or any of its subsidiaries or affiliates to leave the employ of any such entity, (ii) solicit or encourage any person who is a customer, borrower or investor of the Company, its subsidiaries or affiliates to discontinue their relationship with such entity, or (iii) disparage the products, services or employees of the Company and its subsidiaries and affiliates.

     13.  REPRESENTATIONS AND WARRANTIES.

          (a) REPRESENTATIONS OF EXECUTIVE. Executive represents and warrants to the Company that Executive has all right, power, authority and capacity, and is free, to enter into this Agreement; that by doing so Executive will not violate or interfere with the rights of any other person or entity; and that Executive is not subject to any contract, understanding or obligation which will or might prevent, interfere with or impair the performance of this Agreement by Executive. Executive will indemnify and hold the Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys fees and court costs) resulting from or arising out of any claim or action based upon Executive's entering into this Agreement.

          (b) REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to Executive that the Company has all right, power and authority, without the consent of any other person, to execute and deliver, and perform its obligations under, this Agreement. All corporate and other actions required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly and properly taken. This Agreement is the lawful, valid and legally binding obligation of the Company, enforceable in accordance with its terms.

          (c) MATERIALITY OF REPRESENTATIONS. The representations, warranties and covenants set forth in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto.

     14. INJUNCTIVE RELIEF. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations hereunder, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Executive hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company resulting therefrom; PROVIDED, HOWEVER, that nothing contained in this Section 14 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of,

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in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.


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      15.  ARBITRATION.

          (a) GENERAL. All disputes, controversies or unresolved questions that arise under or with respect to this Agreement shall be settled by arbitration under this Section 15. The party desiring arbitration shall give notice to that effect to the other party. Arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules or then existing rules for arbitration of employment disputes issued by the American Arbitration Association (the "AAA") or any successor organization; PROVIDED, HOWEVER, that notwithstanding anything to the contrary herein or in the rules of the AAA or its successor, the arbitrator or arbitrators shall apply all applicable statutory and case law of the governing jurisdiction as set forth in Section 16(c) hereof to the facts in arriving at his/her/their decision. Any arbitration proceedings hereunder shall be held in Los Angeles, California, United States of America and shall be conducted in the English language. The arbitrator or arbitrators shall only interpret and apply the terms and provisions of this Agreement and shall not change any such terms or provisions or deprive either party of any right or remedy expressly or impliedly provided for in this Agreement (or any agreement relating hereto). The arbitration of such issues, including the determination of any amount of damages suffered by any party, shall be final and binding upon the parties hereto to the maximum extent permitted by law; PROVIDED, HOWEVER, that the arbitrator or arbitrators may not award punitive, exemplary or consequential damages. The parties intend that this Section 15 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.

          (b)  EXCEPTION.  Notwithstanding the foregoing provisions of this
Section 15, a party having given the other party at least ten (10) days' notice of the other party's alleged breach may in good faith seek immediate equitable relief from a court of competent jurisdiction to enable the instituting party to prevent irreparable harm (alleged to arise from the alleged breach) pending arbitral relief.

          (c) ARBITRATORS' FEES. The prevailing party shall recover all fees, costs and expenses of any arbitrator, whether selected by the Executive on the one hand or the Company on the other hand.

          (d) EXPEDITED PROCEDURE. Either party to the arbitration may elect, by notice to the other party, to have the arbitration conducted on an expedited basis. Thereafter, the arbitrator shall be empowered to expedite the proceedings by all reasonable means consistent with a fair hearing of the dispute. Such means may include the imposition of accelerated hearing schedules, requiring submissions within abbreviated time periods and imposing limits on numbers of witnesses and the length of hearings.

          (e) ENFORCEMENT. Judgment upon the decision of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement is sought.

     16.  MISCELLANEOUS.

          (a) NOTICES. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by

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internationally recognized private courier service, facsimile, personal service or by United States or German first class, registered or certified air mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

               If to the Company:

               3D Systems, Inc.
               26081 Avenue Hall
               Valencia, California, U.S.A. 91355
               Attention:  Chief Executive Officer

               If to Executive:

               Eugen J. Geyer
               Langenlohe 22
               D-91369 Wiesenthau
               Germany

Any Notice shall be deemed duly given when received by the addressee thereof; provided that any Notice sent by registered or certified air mail shall be deemed to have been duly given seven days from date of deposit in the United States or German mails, unless sooner received, any Notice sent by internationally recognized private courier service shall be deemed to have been duly given three days from date of deposit with such courier service unless sooner received, and any Notice delivered by personal service or sent by facsimile shall be deemed to have been duly given on the first business day following receipt. Any Notice delivered by facsimile shall only be effective if such Notice is also delivered by hand or deposited in the United States or German mail or with an internationally recognized courier service within two days following the original facsimile transmission. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

          (b) ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

          (c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE,
UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF AND WITHOUT REGARD TO ANY INTERNATIONAL LAWS, TREATIES OR CONVENTIONS; PROVIDED, HOWEVER, THAT IF AND TO THE EXTENT THAT GERMAN LAW WOULD RESULT IN THE ENFORCEMENT OF THE PROVISIONS OF SECTIONS 1(C), 10 AND 12 HEREOF, SUCH SECTION OR SECTIONS SHALL BE GOVERNED BY GERMAN LAW.

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

          (d) SEVERABILITY. It is agreed that if any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement but it shall be construed as if not containing the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

          (e) GOVERNING LANGUAGE. This Agreement is in the English language only, and all communications between the parties relative to this Agreement shall be conducted in the English language only.

          (f) INSPECTION OF FILES. Employee acknowledges and agrees that any property situated on the Company's premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time without notice.

          (g) CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

          (h) CONTRACTUAL NOMENCLATURE. All references herein to "DM" shall mean deutsche marks of the Federal Republic of Germany, its legal tender for all debts public and private. Where used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

          (i) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          (j) BUSINESS DAY. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (PROVIDED, HOWEVER, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

          (k) ASSIGNMENT; SUCCESSORS; AFFILIATES. The Company may assign this Agreement (or the interest of the Company therein) to any affiliate of the Company or to any entity which is a party to a merger, reorganization, or consolidation with the Company or to a subsidiary of the Company or to an entity or entities acquiring substantially all of the assets of the Company or of any division with respect to which Executive is providing services (provided that any such assignee assumes the Company's obligations under this Agreement). Executive shall, if requested by the Company, perform Executive's services and duties, as specified in this Agreement, to or for the benefit of any subsidiary or other affiliate or successor of the Company. Upon such assignment, acquisition, merger, consolidation, or reorganization, the term "Company" as used herein shall be deemed to refer to such assignee or such successor entity. Executive shall not have the right to assign Executive's interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement nor shall Executive (or Executive's spouse, heirs, beneficiaries, administrator's or executors) have the right to pledge, hypothecate or otherwise

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

encumber Executive's right to receive compensation hereunder without the consent of the Company.

          (l) AMENDMENTS AND WAIVERS. No amendment or waiver of any term or provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

          (m) TIME OF ESSENCE. Time is of the essence of each provision in this Agreement in which time is an element.

          (n) NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms of this Agreement.

     In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Company:                                Executive:
3D Systems Corporation



By:________________________________     ______________________________
   Arthur B. Sims                       Eugen J. Geyer
   Chief Executive Officer


The undersigned hereby covenants and agrees that if 3D Systems Corporation fails to fulfill its economic obligations under Sections 3 and 7 of the foregoing Employment Agreement (the "Economic Obligations"), that the undersigned shall assume and satisfy the Economic Obligations in accordance with the provisions of the foregoing Employment Agreement; PROVIDED, HOWEVER, that the undersigned's assumption and satisfaction of the Economic Obligations shall not be deemed to alter any of the other provisions of the foregoing Employees Agreement.

3D SYSTEMS GmbH


By:________________________________

    Its: ___________________________

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

                            ANNEX "A"

                      3D SYSTEMS CORPORATION


TO:       Eugen J. Geyer

FROM:     Arthur B. Sims

DATE:     January 23, 1996

SUBJECT:  CONFIDENTIALITY AND TRADING IN
          3D SYSTEMS CORPORATION STOCK
________________________________________________________________

     Because 3D Systems Corporation ("the Company") is a public company, the Company and its officers, directors and employees are subject to many laws, rules and regulations which:

     -    limit discussions with persons outside the Company; and

     -    govern transactions in the Company's common stock.

Violations of these laws and rules (or the appearance of a violation of these laws and rules) could subject you and/or the Company to severe penalties. To minimize these risks, the Company has implemented a company-wide policy concerning dissemination of information about the Company, and trading in its stock.

         DISCUSSIONS WITH PERSONS OUTSIDE OF THE COMPANY

     The Company publicly files periodic reports which detail its financial condition and business. These publicly filed reports, along with the Company's marketing materials, represent the extent of information available to the public concerning the Company. The chairman, president and chief financial officer are the only individuals authorized to release any other information to the public concerning the Company. Any other information you have concerning the Company is confidential and may not be disclosed to anyone outside the Company.

     During the course of the day we must all talk to people outside of the Company for one reason or another. In some cases, you may find that persons in the financial community will contact you in an attempt to obtain information. In all of these conversations, it is important not to divulge any information which conveys how the Company is performing. That means you cannot comment on sales, mention specific customers (unless the names have already been disclosed in the Company's literature or press releases and, even then, you must limit the use of names of customers as much as possible); discuss the prospects of current or future business or earnings, the status of our patents, how many machines are being produced, and similar types of information. You should be especially wary of anyone in the investment or securities business,

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meaning all brokers, stock salesmen and analysts.  Only the Chairman of the
Board of Directors is allowed to talk to these people -- you may not talk to these people at all about the Company's business (including your own broker).
 Moreover, you should never advise anyone (not even your close friends or relatives) to buy, hold or sell the Company's common stock.

            TRADING IN THE COMPANY STOCK BY EMPLOYEES

     Anyone who buys or sells our stock while in possession of any material information that has not been made public is violating the law. It is that simple. The penalties for doing so are severe and expensive.

     To ensure that proper measures are taken to protect both you and the Company, unless you are exercising a the Company stock option, you must contact me for approval before you buy or sell the Company stock. I will in coordination with our legal counsel, make the determination of whether the purchase or sale is prohibited.

     Please remember that if you or any relative or friend trade in our stock after receiving or learning of information that is confidential, you are in violation of securities laws even if you don't make any money from the trade.

     We have attempted to make a complex issue simple. Company Policy is this: Don't discuss our business with outsiders and be sure to obtain clearance from me before you buy or sell our stock. If you become aware of non-public information which has been disseminated to persons outside the Company, whether inadvertent or otherwise, you must report immediately to me.

     If you have any questions regarding this policy, please discuss them with me as soon as possible.

           THE 3D SYSTEMS CORPORATION POLICY CONCERNING
   CONFIDENTIALITY AND TRADING IN 3D SYSTEMS CORPORATION STOCK

     The undersigned acknowledges that he has read and understands the above policy and agrees to abide by the policies set forth therein.


______________________________   _______________________________
Eugen J. Geyer                     Date

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